NUMBER

245415





Certificate of Incorporation


I hereby certify that

SOLPLAX LIMITED


Is this day incorporated under

the Companies Acts 1963 to 1990

and that company is limited.



Given under my hand at Dublin, this

Wednesday, the 28th day of February, 1996.



For Registrar of Companies


Fees and Deed Stamps      165.00

Stamp Duty on Capital          1.00